Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation
45 Glover Avenue
FINAL DRAFT	P.O. Box 4505
Norwalk, CT 06856-4505

Tel +1-203-968-3000

Xerox Completes Separation of Conduent, Begins New Chapter as Focused Industry Leader in Digital Print Technology

NORWALK, Conn., Jan. 3, 2017 – Xerox (NYSE: XRX) today announced it has completed the separation of Conduent Incorporated (NYSE: CNDT), creating two market-leading, publicly- traded companies.

“Today is an historic day for Xerox. The successful completion of the separation sharpens our market focus and commitment to our customers,” said Xerox CEO Jeff Jacobson. “I am confident the transformational actions we are implementing position Xerox for long-term success and unlocks shareholder value.”

Members of the company’s executive leadership team, employees and customers will celebrate the milestone by ringing the opening bell at the New York Stock Exchange (NYSE) tomorrow, Jan. 4, 2017.

Xerox’s focus on growing its global leadership in digital print technology and services will help customers innovate how they communicate, connect and work more productively. The company’s financial model and revitalized business strategy will enable strong free cash flow generation and margin expansion, as well as targeted investments in attractive growth areas, such as document outsourcing and solutions for small- and medium-sized businesses.

Under the terms of the separation, on the distribution date of Dec. 31, 2016, Xerox shareholders received one share of Conduent common stock for every five shares of Xerox common stock they held as of the close of business on Dec. 15, 2016, the record date for the distribution.

In connection with the spin-off, Xerox received a cash transfer from Conduent of $1.8 billion, which it intends to use, along with cash on hand, to retire approximately $2.0 billion in debt.

About Xerox

Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work – and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe – in more than 160 countries – our technology, software and people successfully navigate those intersections.

We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to Xerox’s future financial and operating performance, strategic and competitive advantages and future opportunities and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the potential that our business does not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and Sept. 30, 2016, and our 2015 Annual Report on Form 10-K filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views visit http://twitter.com/xerox, http://www.linkedin.com/company/xerox, http://connect.blogs.xerox.com, http://www.facebook.com/XeroxCorp, http://www.youtube.com/XeroxCorp.

Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries. Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.

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